Exhibit 10.7

LUXFER HOLDINGS PLC

NON-EXECUTIVE DIRECTOR IPO STOCK OPTION GRANT AGREEMENT

GRANTED TO: <NAME> Social Security #: <SSN>	GRANT DATE: <GRANT DATE>	NUMBER OF ADSs: <ADSs GRANTED>	EXERCISE PRICE PER ADS: <EXERCISE PRICE>
EXPIRATION DATE: <EXPIRATION DATE>

1.                                       Dear  <NAME>:

The Company recognizes the value of your continued service as a director and hereby grants you (the “Participant”) on and as of the date specified above (“Grant Date”) an option (“Option”), subject to the terms and conditions hereof, to purchase from the Company the above-stated number of the ADSs, at the price per ADS stated above (“Exercise Price”), which Option shall expire on the expiration date stated above (“Expiration Date”), unless it expires earlier in accordance with the terms hereof.

2.                                       Definitions

As used in this Award Agreement, unless stated otherwise, the following definitions apply to the terms indicated below:

(a)                                  “American Depositary Shares” or “ADSs” means American Depositary Shares, each representing one-half of an Ordinary Share.  The American Depositary Shares are evidenced by American Depositary Receipts issued pursuant to the Deposit Agreement dated as of [] between Luxfer and The Bank of New York Mellon.

(b)                                 “Award Agreement” means this Non-Executive Director IPO Stock Option Grant Agreement.

(c)                                  “Beneficiary” means a person designated in writing by the Participant to receive any amounts due to the Participant hereunder in the event of the Participant’s death or, absent any such designation, the Participant’s estate.  Such designation, if any, must be on file with the Company prior to the Participant’s death.

(d)                                 “Board” means the Board of Directors of Luxfer.

(e)                                  “Cause” means (i) absence without the permission of the Board from meetings of the Board for three consecutive full meetings, (ii) any prohibition by law from being a director, (iii) becoming bankrupt or making any formal arrangement or composition with the Participant’s creditors generally, (iv) commission of any serious or repeated breach or non-observance of the Participant’s obligations to the Company (which include an obligation not to breach directors’ statutory, fiduciary or common-law duties), or (v) any conduct involving fraud or dishonesty or acting in any manner which, in the opinion of the Company, brings or is likely to bring the Company into disrepute or is materially adverse to the interests of the Company.

(f)                                    “Change in Control” means, unless otherwise defined in the Award Agreement, the occurrence of any of the following after the Grant Date: (i) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities (other than any Person who was a “beneficial owner” of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities prior to the Grant Date); or (ii) dissolution or liquidation of the Company; or (iii) material reconstruction or significant demerger; or (iv) individuals who constitute the Board on the Grant Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to the Grant Date whose appointment to fill a vacancy or to fill a new Board position was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (iv), considered as though he were a member of the Incumbent Board; or (v) the occurrence of any of the following of which the Incumbent Board does not approve: (A) merger or consolidation in which the Company is not the surviving corporation or (B) sale of all or substantially all of the assets of the Company; or (vi) consummation of a plan of reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan of reorganization are exchanged or converted into cash or property or securities not issued by the Company, which was approved by shareholders pursuant to a proxy statement soliciting proxies from shareholders of the Company, by someone other than the then current management of the Company.

(g)                                 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(h)                                 “Committee” means the Board or such other committee as the Board may designate from time to time to administer the Option.

(i)                                     “Company” means Luxfer and all of its Subsidiaries, collectively.

(j)                                     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

(k)                                  “Exercise Price” shall have the meaning assigned to it in Section 1 of the Award Agreement.

(l)                                     “Expiration Date” shall have the meaning assigned to it in Section 1 of this Award Agreement.

(m)                               “Fair Market Value” means, with respect to an ADS, as of the applicable date of determination (i) the closing price per ADS on that date as reported on the New York Stock Exchange or (ii) if not so reported, as determined by the Committee in its sole discretion using a reasonable valuation method taking into account, to the extent applicable, the requirements of Section 409A of the Code.

(n)                                 “Grant Date” shall have the meaning assigned to it in Section 1 of the Award Agreement.

(o)                                 “Luxfer” means Luxfer Holdings PLC, incorporated in England and Wales, and any successor thereto.

(p)                                 “Option” shall have the meaning assigned to it in Section 1 of the Award Agreement.

(q)                                 “Ordinary Shares” means Luxfer’s ordinary shares, nominal value £1 per share, or any other security into which the ordinary shares shall be changed pursuant to the adjustment provisions of Section 6 of the Award Agreement.

(r)                                    “Participant” shall have the meaning assigned to it in Section 1 of the Award Agreement.

(s)                                  “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(t)                                    “Personal Data” means the name, home address, email address and telephone number, date of birth, social security number or equivalent of the Participant, details of all rights granted to the Participant in connection with the Option and any other personal information which could identify the Participant and is necessary for the administration of the Option.

(u)                                 “Securities Act” means the United States Securities Act of 1933, as amended.

(v)                                 “Share” means an Ordinary Share or an American Depositary Share.

(w)                               “Subsidiary” shall mean any entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by Luxfer.

(x)                                   “Transfer” means a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition of the Option, whether for or without consideration.  “Transferee”, “Transferred” and “Transferability” shall have correlative meanings.

(y)                                 “U.S.” shall mean the United States of America.

3.                                       Administration of the Option

(a)                                  The Committee shall have full discretionary authority to administer the Option, including discretionary authority to interpret and construe any and all provisions of the Award Agreement.  On or after the date of grant of the Option, the Committee may (i) accelerate the date on which the Option becomes vested or exercisable, (ii) extend the period following a termination of the Participant’s directorship during which the Option may remain outstanding, or

(iii) waive any conditions to the vesting or exercisability of the Option; provided that the Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code or any other applicable law. Decisions of the Committee shall be final, binding and conclusive on all parties.

(b)                                 To the extent permitted by applicable law, (i) no member of the Committee shall be liable for any action, omission, or determination relating to the Option, and (ii) the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Option has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Option.

4.                                       Vesting and Exercise; Non-Transferability

(a)                                  Forty percent of the Option shall vest and become exercisable on the Grant Date with a further twenty percent of the Option vesting and becoming exercisable on each of the first three anniversaries from the Grant Date provided the Participant is continuously acting as a director of Luxfer through each such respective anniversary.  The Option or any portion thereof shall not be exercisable after the Expiration Date.

(b)                                 The Option may, to the extent vested and exercisable, be exercised in whole or in part.  Exercise shall be by notice of exercise to the Company, specifying the number of ADSs to be purchased, the Exercise Price of each ADS and the aggregate price for all ADSs being purchased under said notice.  The partial exercise of the Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.  The Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.  The Exercise Price must be paid in full when the Option is exercised.  For the avoidance of doubt, the preceding sentence will not prevent the Exercise Price being paid from the proceeds pursuant to the prompt sale of ADSs acquired upon exercise or the Participant entering into other permissible arrangements, agreed by the Committee, for procuring payment of the aggregate Exercise Price.

(c)                                  Except as otherwise determined by the Committee, the Option may not be Transferred by the Participant.

5.                                       Cessation of Directorship

Subject to the discretion of the Committee, if the Participant ceases to be a director of Luxfer for any reason other than for Cause, (i) the portion of the Option that has not become vested or exercisable as of the date when the Participant ceases to be a director shall immediately lapse and (ii) the portion of the Option that is vested or exercisable as of the date when the Participant ceases to be a director will lapse on the first anniversary of such date to the extent not theretofore exercised .  If the Participant ceases to be a director of Luxfer because of removal or vacation of office for Cause, the Option, whether then vested or exercisable or not, shall immediately lapse on such cessation of directorship.

6.                                       Adjustment upon Certain Changes

(a)                                  Adjustment of Shares

If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Luxfer, without the fair market value consideration, then the Exercise Price and number of ADSs subject to the Option may be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and in compliance with applicable securities laws and, to the extent applicable, Section 409A of the Code.  In addition, except insofar as the Board (on behalf of Luxfer) agrees to capitalize Luxfer’s reserves and apply the same in paying up any difference between the Exercise Price and the nominal value of the Shares, the Exercise Price of the adjusted Option shall not be reduced below a Share’s nominal value.

(b)                                 Certain Mergers

Subject to any required action by the shareholders of Luxfer, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of Shares receive consideration consisting exclusively of securities of such surviving corporation, the Committee may, to the extent deemed appropriate by the Committee, adjust the Option so that it pertains and applies to the securities which a holder of the number of ADSs subject to the Option would have received in such merger or consolidation.

(c)                                  Certain Other Transactions

In the event of (i) a dissolution or liquidation of Luxfer, (ii) a sale of all or substantially all of the Luxfer’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving Luxfer in which Luxfer is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving Luxfer in which Luxfer is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, have the power to:

(i)  cancel, effective immediately prior to the occurrence of such event, the Option (whether or not then vested or exercisable), and, in full consideration of such cancellation, pay to the Participant for each ADS subject to the Option an amount in cash equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of an ADS as a result of such event over (B) the Exercise Price; or

(ii)  provide for the exchange of the Option (whether or not then vested or exercisable) for an award with respect to, as appropriate, some or all of the property which a holder of the number of ADSs subject to the Option would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion to the Exercise Price, or the number of ADSs subject to the Option or, if appropriate, provide for a cash payment to the Participant in partial consideration for the exchange of the Option.

(d)                                 Notice

The Company shall give the Participant notice of an adjustment, substitution, cancellation or other action hereunder and, upon notice, such adjustment, substitution, cancellation or other action shall be conclusive and binding for all purposes.  Notwithstanding the foregoing, the Committee may, in its discretion, decline to take action under this Section 6 with respect to the Option if the Committee determines that such action would violate (or cause the Option to violate) applicable law or result in adverse tax consequences to the Participant or to the Company.

(e)                                  No Repricing

Notwithstanding any provision of the Award Agreement to the contrary, in no event shall (i) any repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of the Option be permitted at any time under any circumstances or (ii) any new awards be granted in substitution for the Option if such action would be considered a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

(d)                                 No Other Rights

Except as expressly provided in the Award Agreement, the Participant shall not have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Luxfer or any other corporation.  Except as expressly provided in the Award Agreement, no issuance by Luxfer of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of ADSs subject to, or the terms related to, the Option.

(e)                                  Savings Clause

No provision of this Section 6 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

7.                                       Rights under the Award Agreement

The Participant shall not have any rights as a shareholder with respect to any ADSs covered by the Option until the date of the transfer or delivery of the ADSs.  The Participant shall not be entitled to any dividends for which the record date occurs prior to the date the ADSs are transferred or delivered to the Participant.

The Company may, but shall not have any obligation to, establish any separate fund or trust or other segregation of assets to provide for the satisfaction of the Option.

8.                                       No Special Rights to Continue as a Director; No Right to Awards

Nothing contained in the Award Agreement shall be construed as conferring upon the Participant any right to continue as a director of Luxfer, to be renominated by the Board or re-elected by the shareholders of Luxfer or shall interfere in any way with the right of Luxfer at any time to remove the Participant from his position as director or to increase or decrease the annual fees of any Non-Executive Director or change the portion thereof paid in cash or Awards.

The Committee’s granting of the Option to the Participant shall neither require the Committee to grant any other awards to the Participant or any other person at any time nor shall it preclude the Committee from making subsequent grants to the Participant or any other person.

9.                                       Securities Matters

The Company shall be under no obligation to effect the registration pursuant to the Securities Act or any federal, state or non-U.S. securities laws of any ADSs to be transferred or delivered hereunder or to effect similar compliance under any state laws.  Notwithstanding anything in the Award Agreement to the contrary, the Company shall not be obligated to cause to be transferred or delivered any ADS subject to the Option unless and until the Company is advised by its counsel that the transfer and delivery of the ADSs is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which the ADSs are traded.  The Committee may require, as a condition to the transfer and delivery of the ADSs pursuant to the terms hereof, that the Participant make such covenants, agreements and representations, and that certificates, if any, evidencing such ADSs, bear such legends, as the Committee deems necessary or desirable.

The exercise of the Option shall only be effective at such time as counsel to the Company shall have determined that the transfer or delivery of the ADSs pursuant to such exercise is in compliance with all applicable laws and regulations and the requirements of any securities exchange on which the ADSs are traded.  The Company may, in its sole discretion, defer the effectiveness of an exercise of the Option or the delivery or transfer of ADSs pursuant to the Option pending or to ensure compliance under federal, state, non-U.S. securities laws and the requirements of any securities exchange on which the ADSs are traded.  The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of, or the delivery or transfer of ADSs pursuant to, the Option.  During the period that the effectiveness of the exercise of the Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

The issue or transfer of any ADSs shall be subject to Luxfer’s Articles of the Association and to any necessary consents of any governmental or other authorities (in any jurisdiction) under any enactments or regulations from time to time in force.  The Participant shall comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent.

10.                                 Withholding Taxes

(a)                                  Payment of Taxes

The Participant shall be solely responsible for any applicable taxes imposed on the Participant by applicable law (including without limitation income, social security and excise taxes but excluding any taxes imposed in connection with the issuance of the ADSs) and penalties, and any interest that accrues thereon, which the Participant incurs in connection with the receipt, vesting, or exercise of the Option.  Notwithstanding any provision of the Award Agreement to the contrary, in no event shall the Company or the Committee be liable to the Participant on account of the Option’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, under Section 409A of the Code.

(b)                                 Cash Remittance

Whenever ADSs are to be transferred or delivered upon the exercise of the Option, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise prior to the delivery of the ADSs or recordation by the Company of the Participant or his or her nominee as the owner of such ADSs.

(c)                                  Share Remittance

At the election of the Participant, subject to the approval of the Committee, when ADSs are to be transferred or delivered upon the exercise of the Option, the Participant may tender to the Company a number of Shares that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, but not greater than the minimum withholding obligations.  Such election shall satisfy the Participant’s obligations under Section 10(a) hereof, if any.

(d)                                 Share Withholding

At the election of the Participant, subject to the approval of the Committee, when ADSs are to be transferred or delivered upon the exercise of the Option, the Company shall withhold a number of such ADSs determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, but not greater than the minimum withholding obligations.  Such election shall satisfy the Participant’s obligations under Section 10(a) hereof, if any.

11.                                 Transfers upon Death

Upon the death of the Participant, the Option may be exercised only by the Beneficiary.  The Beneficiary, as a condition of such exercise, shall be bound in all respects by the provisions of the Award Agreement as if the Beneficiary were an original party thereto and by the acknowledgements made by the Participant in connection with the grant of the Option and all references in the Award Agreement to the Participant shall be deemed to refer to such Beneficiary.  Any attempt to Transfer the Option in violation of the terms of the Award Agreement shall render the Option null and void.

12.                                 Change in Control

Upon a Change in Control, the Option shall become fully vested and exercisable and, unless otherwise communicated to the Participant by the Committee in connection with the Change in Control, shall lapse on the first anniversary of the Change in Control to the extent not theretofore exercised.

13.                                 Fractional ADSs

The Company shall not be required to issue any fractional ADSs pursuant to the Award Agreement.  The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

14.                                 Section 409A Exemption

The Option is intended to be exempt from Section 409A of the Code and shall be construed in accordance with the foregoing.

15.                                 Data Protection

It shall be a condition of the Option that the Participant agrees and consents to:

(a)                                  The collection, use, processing and transfer of the Participant’s Personal Data by the Company, any trustee or third party administrator of the Option, the Company’s registrars, or any broker through whom the ADSs are to be sold on behalf of the Participant.

(b)                                 The Company, any trustee or third party administrator of the Option, the Company’s registrars, or any broker through whom ADSs are to be sold on behalf of the Participant transferring the Participant’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Option and the acquisition of ADSs pursuant to the Option.

(c)                                  The use of Personal Data by any such person for any such purposes; and

(d)                                 The transfer to and retention of Personal Data by third parties including any trustee or third party administrator of the Option for or in connection with such purposes.

16.                                 Service of Documents

(a)                                  Any written notice or document to be given by, or on behalf of, the Company or any administrator of the Option to the Participant in accordance or in connection with the Award Agreement may be given by hand or sent by pre-paid first class mail (airmail if overseas), facsimile transmission or email to the Participant’s home or work address, facsimile number or email address last known to the Company to be the Participant’s address, facsimile number or email address.  Subject to paragraph (d) of this Section 16 any notice or document given in accordance with this Section 16 shall be deemed to have been given: (i) upon delivery, if delivered by hand; (ii) after 24 hours, if sent by mail; (iii) after 4 hours, if sent by facsimile transmission; and (iv) at the time of transmission, if sent by email except that a notice or document shall not be duly given by email unless the Participant is known by the Company to have personal access during his normal business hours to information sent to him by email.

(b)                                 Any notice or document so sent to the Participant shall be deemed to have been duly given notwithstanding that the Participant is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have supplied an alternative address to which documents are to be sent to the Company.

(c)                                  Any written notice or document to be submitted or given to the Company or any administrator of the Option in connection with the Award Agreement may be given by hand or sent by pre-paid first class post (airmail if overseas), facsimile transmission or email but shall not in any event be duly given unless it is actually received by the Secretary of the Company or such other individual as may from time to time be nominated by the Company and whose name and address, facsimile number or email address is notified to the Participant.

(d)                                 For the purposes of this Section 16, an email shall be treated as not having been duly sent or received if the recipient of such email notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer program which could alter, damage or interfere with any computer software or email.

17.                                 Third Party Rights

Except as otherwise expressly stated to the contrary, neither the Award Agreement nor the grant of the Option to the Participant shall have the effect of giving any third party any rights under the Award Agreement or the Option pursuant to the UK Contracts (Rights of Third Parties) Act 1999 or otherwise and that Act shall not apply to the Award Agreement or the Option.

18.                                 Power of Attorney

The Participant appoints the Company Secretary or any director and the Company for the time being as the Participant’s attorney to sell ADSs and deal with the proceeds of sale in accordance with the Award Agreement in the Participant’s name and on the Participant’s behalf.   The power of attorney granted under this Section 18 may not be revoked without the consent of the Company and is given by way of security to secure the interest of the Company as a person liable to account for or pay any applicable taxes.  A person who deals in good faith with the Participant’s attorney appointed under this Section 18 may accept a written statement signed by that person that this power of attorney has not been revoked as conclusive evidence of that fact.

19.                                 Governing Law

(a)   The Award Agreement shall be governed by, and construed in accordance with, English law.

(b)   Any person or persons referred to in the Award Agreement shall:

(i)                                     submit to the exclusive jurisdiction of the English courts as regards any claim, legal action, dispute, difference or proceedings concerning the Option or any matter arising from, or in relation to, the Option;

(ii)                                  waive personal service of any proceedings;

(iii)                               agree that service on him or it of proceedings may be effected by registered mail to his or its address for service of notices under the Award Agreement ; and

(iv)                              waive any objection to proceedings taking place in the English courts on the grounds of venue or that proceedings have been brought in an inconvenient forum.

Please indicate your acceptance of the terms hereof by executing this Award Agreement in the space provided below.

Yours very truly,

LUXFER HOLDINGS PLC

By
Name:
Title:
For and on behalf of Luxfer Holdings PLC

SIGNED AND DELIVERED AS A DEED

Participant’s Name

Participant’s Signature

In the presence of:

Witness signature

Witness name (print)

Address

Occupation

Date

Participant’s signature must be witnessed by a person over 18 who is not related to the Participant and the Award Agreement returned to <the name of the relevant person at the Company> by <date> or the Option will be deemed to have lapsed.